EXHIBIT 99.1

Best Buy Announces Future Shop Takeover Bid Results; All Regulatory Approvals Received, Tender Offer Expires

MINNEAPOLIS -- Nov. 1, 2001--Best Buy Co., Inc. (NYSE:BBY), today announced the successful expiration of its the tender offer for Burnaby, BC-based Future Shop Ltd. (TSE:FSS.) following the receipt of all necessary regulatory approvals. A total of 32,784,000 common shares of Future Shop had been tendered as of 5 p.m., PST, on Oct. 31, 2001, under Best Buy's CDN $17.00 per share (or approximately US $10.80 per share) cash takeover bid for all outstanding common shares. This represents approximately 98 percent of Future Shop's common shares on a fully diluted basis.

Best Buy expects to take up all Future Shop common shares deposited under the takeover bid on Nov. 4, 2001. Payment for the common shares deposited is to be made by Computershare Trust Company of Canada, the depositary for the takeover bid.

Best Buy intends to acquire those Future Shop common shares, which have not been deposited, as soon as possible through the exercise of its compulsory acquisition rights. As a result, on Nov. 4, 2001, Future Shop is expected to become a wholly owned subsidiary of Best Buy. Future Shop will be delisted from the Toronto Stock Exchange beginning on Nov. 5, 2001.

"We are pleased that the transaction was cleared before the beginning of the important holiday selling season," said Best Buy Founder, Chairman & CEO Richard M. Schulze. "Our focus now is on delivering to consumers the technology and entertainment gifts they want."

This news release is neither an offer to purchase nor a solicitation of an offer to sell shares of Future Shop. Future Shop shareholders are advised to read the takeover bid circular and the directors' circular regarding the takeover bid referred to in this announcement. The takeover bid circular (including an offer to purchase and related documents) and the directors' circular contain important information, including the terms and conditions of the takeover bid, which should be read carefully before any decision is made with respect to the takeover bid.

The takeover bid circular, the directors' circular and certain related documents are available at the Canadian Securities Administrator's Web site at www.sedar.com and may be obtained from the Dealer Manager or the Information Agent for the takeover bid, as set forth in the documents.

Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of Section 27A of the Securities Act of 1993, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Best Buy's actual results could differ materially from those expressed in the forward looking-statements. Factors that could cause results to vary include, among others, those expressed in Best Buy's filing with the U.S. Securities and Exchange Commission. Best Buy has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

    About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE:BBY) is the nation's number one specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,700 retail stores nationwide, in Puerto Rico and in the U.S. Virgin Islands.

    About Future Shop

Future Shop is Canada's largest, fastest-growing national retailer and e-tailer of consumer electronic products for the digital age, with 91 stores and the nation's premier Internet-based electronics superstore, at FutureShop.ca. Future Shop and its 7,300 associates are committed to providing Canadians with expert service; the latest digital products such as DVD movies and wireless Internet devices; and a wide selection of televisions, computers, music and appliances. For more information about Future Shop, visit the company's Web site at www.FutureShop.com.

CONTACT: Best Buy Co., Inc., Minneapolis
Susan Hoff, 952/947-2443
susan.hoff@bestbuy.com